                                                                     EXHIBIT 2.2



                        HAZELWOOD POWER CORPORATION LTD
                                 ACN 065 381 204

                                      and

                          HAZELWOOD POWER PARTNERSHIP



                           NATIONAL POWER CONSORTIUM
                              ASSET SALE AGREEMENT



                          Freehill Hollingdale & Page
                                   Solicitors
                               l0l Collins Street
                               Melbourne VIC 3000
                                   Australia
                            Telephone: (03) 288 1234
                            Facsimile: (03) 288 1567
                           Reference: RWN/BCF/1810621

                               TABLE OF CONTENTS
 1.   DEFINITIONS AND INTERPRETATION                                           1
 1.l  Definitions                                                              l
 l.2  Interpretation                                                           6
 2.   SALE AND PURCHASE                                                        7
 2.l  Sale of Assets                                                           7
 2.2  Dates for Payment                                                        7
 2.3  Method of Payment                                                        7
 3.   COMPLETION                                                               7
 3.1  Date for Completion                                                      7
 3.2  Delivery of documents                                                    7
 3.3  Asset Buyer's obligations at Completion                                  8
 3.4  Property and Risk                                                        8
 3.5  Interdependency between this agreement and Share Sale Agreement          8
 3.6  Inconsistencies                                                          8
 3.7  Exercise of Rights                                                       8
 3.8  Termination                                                              8
 4.   EMPLOYEES                                                                8
 4.1  Employment Contracts held on trust                                       8
 4.2  Asset Buyer's Indemnity with respect to Employees                        8
 5.   OUTGOINGS AND EXPENSES                                                   9
 6.   ASSUMPTION OF LIABILITIES AND CREDITORS                                  9
 7.   CONTRACTS                                                                9
 7.l  Assignment of Contracts                                                  9
 7.2  Novation of Contracts                                                    9
 7.3  Asset Buyer's obligations after Completion                               9
 7.4  Non-assignment of the Contract                                           9
 7.5  Asset Buyer's indemnity in respect of the non-assignment
      of the Contract                                                         l0
 7.6  Equipment Leases                                                        l0
 7.7  Transfer of the Real Property Leases                                    l0
 8.   LICENCES                                                                10
 8.l  Transfer                                                                l0
 8.2  Further Acts                                                            10
 9.   INDEMNITY                                                               10
10.   DECLARATION OF TRUST                                                    10
l0.l  Declaration of Trust                                                    10
10.2  Indemnity                                                               11
11.   MINING LICENCE                                                          11
ll.l  Tender                                                                  11

11.2 Trust                                                        11
12.  LAND                                                         11
12A  TRADE DEBTS                                                  11
13.  ASSET BUYER'S WARRANTIES                                     11
13.1 Asset Buyer's Warranties                                     11
13.2 Acknowledgment                                               12
14.  DUTIES, COSTS AND EXPENSES                                   12
14.1 Payment of Duty                                              12
14.2 Indemnity                                                    12
14.3 Costs and expenses                                           12
14.4 Costs of performance                                         12
15.  NOTICES                                                      12
l5.1 General                                                      12
15.2 Legibility of facsimile transmission                         13
16.  GENERAL                                                      13
16.1 Governing law and jurisdiction                               13
16.2 Waivers                                                      l3
16.3 Variation                                                    14
16.4 Further assurances                                           l4
16.5 Third party rights                                           14
16.6 This agreement supersedes others                             14

THIS ASSET SALE AGREEMENT is made on 4 August 1996 between the following parties:

1. HAZELWOOD POWER CORPORATION LTD ACN 065 381 204 of Commercial Road, Morwell, Victoria 3840 ("Seller"); and

2. HAZELWOOD POWER PARTNERSHIP a partnership pursuant to the Partnership Act 1958 (Vic.) between:

    NATIONAL POWER AUSTRALIA INVESTMENTS LTD a company incorporated in England and having its registered office at Windmill Hill Business Park, Whitehill Way, Swindon, Wiltshire, England SN5 6PB;

    HAZELWOOD PACIFIC PTY LTD (ACN 074 351 376) a company incorporated in the State of Victoria, Australia and having its registered office at Level 3, 77 Southbank Boulevard, Southbank, Victoria, Australia;

    AUSTRALIAN POWER PARTNERS CV a limited liability partnership under the laws of Netherlands and having its registered office at 1077 WV Amsterdam, Prinses Irenestraat 61, The Netherlands;

    HAZELWOOD INVESTMENT COMPANY PTY LIMITED (ACN 075 041 360) a company incorporated in the State of Victoria, Australia and having its registered office at Level l9, 385 Bourke Street, Melbourne, Victoria;

    and

    CISL (HAZELWOOD) PTY LTD (ACN 074 747 185) a company incorporated in the State of Victoria, Australia and having its registered office at Level l9, 385 Bourke Street, Melbourne, Victoria

    (together the "ASSET BUYER").

RECITALS:

A.  The Seller is the owner of the Assets.

B. The Seller agrees to sell and the Asset Buyer agrees to buy the Assets on the terms and conditions set out in this agreement.

THE PARTIES AGREE as follows:

                       1. DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

In this Agreement:

"ALLOCATION STATEMENT" means, in relation to the Seller, any statement which, for the purposes of section 153B of the Electricity Act, is an allocation statement pursuant to which any property, rights or liabilities of Generation Victoria were vested in the Seller and includes the Generation Victoria allocation statement dated 31 January 1995 (as amended on 23 August 1995 and 29 February 1996) (the "GV ALLOCATION STATEMENT").

"ASSETS" means:

(a) Plant and Equipment;

(b) Business Records;

(c)  Contract Benefits;

(d)  Core Technology;

(e)  Land;

(f)  Intellectual Property Rights;

(g)  Licences;

(h)  all the Seller's entitlements under the Real Property Leases;

(i)  inventories, raw materials and stores;

(j)  future income tax benefit;

(k)  cash on hand and deposits and securities in the name of the Seller;

(l)  Equipment Lease Benefits;

(m)  Business Records, and

(n) all other tangible or intangible assets owned by the Seller whether or not listed in the balance sheet of the Seller at Completion,

other than Specified Licences, Specified Contracts, Trade Debts and the Mining Licence.

"ASSET BUYER'S WARRANTIES" means the warranties and representations of the Asset Buyer set out in clause 13.1.

"AUTHORISATION" includes:

(a) any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency; and

(b) in relation to anything which may be proscribed or restricted in whole or in part by law or otherwise if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, registration or other notification of anything, the expiration of that period without the intervention or action by that Governmental Agency.

"BUSINESS" means the businesses of the generation and supply of electricity, the exploration for, mining, production and supply of coal and other raw products used in the supply of electricity, the supply of coal to other persons, the acquisition and trade of electricity, coal and other raw products used in the generation of electricity and the provision of related field, technical and engineering services carried on by the Seller, including the construction and operation of power stations.

"BUSINESS DAY" means a day on which banks are open for business in Melbourne, excluding a Saturday or a Sunday or a public holiday.

"BUSINESS RECORDS" means all of the Seller's financial and business data, employee data, technical data and all the Seller's other records, data, information and documents.

"COMPLETION" means completion of the sale and purchase of the Assets under clause 3.

"COMPLETION DATE" is the day on which Completion (as defined in the Share Sale Agreement) occurs under the Share Sale Agreement.

"CONTRACT BENEFITS" means all express or implied rights, benefits and interests of the Seller pursuant to the Contracts.

"CONTRACTS" means all oral or written contracts, agreements and arrangements to which the Seller is a party except for the Specified Contracts.

"CONTRACT LIABILITIES" means al1 express or implied liabilities, obligations and burdens of the Seller pursuant to the Contracts which arise in relation to the performance or failure in performance of such Contracts.

"CORE TECHNOLOGY" has the meaning given to that term in section 73B of the Income Tax Assessment Act 1936 as amended.

"CREDITORS" means all amounts owing by the Seller including al1 provisions in the accounts of the Seller including provisions for site restoration, diminution in the value of inventory, research and development, uninsured losses, deferred income tax (other than in respect of plan; and equipment), employee entitlements, redundancies and all bank overdraft arrangements.

"DEBTOR" means a person who owes a Trade Debt.

"DOLLARS" "A$" and "$" means the lawful currency of the Commonwealth of Australia.

"DUTY" means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax.

"ELECTRICITY ACT" means the Electricity Industry Act 1993.

"EMPLOYEES" means al1 employees of the Seller.

"EMPLOYMENT CONTRACTS" means the employment contracts between the Seller and the Employees.

"EQUIPMENT LEASE" means each and every agreement relating to the finance, leasing, hire or hire purchase of equipment and motor vehicles used in the Business.

"EQUIPMENT LEASE BENEFITS" means the benefits and rights arising pursuant to the Equipment Leases.

"ETSA AGREEMENTS" means the deeds described in clauses 17.2 and 17.10 (inclusive) of the Generation Licence.

["ETSA HEDGE CONTRACT" means the agreement titled Hedging Contract of today's date between the Seller and the Asset Buyer under which the Seller and the Asset Buyer establish electricity hedging arrangements.]

"GENERATION LICENCE" means the generation licence issued to the Seller under
Part 12 of the Electricity Act in the from set out in Annexure A.

"GIPPSLAND WATER SUPPLY AGREEMENT" means the agreement in the form set out in Annexure D.

"GOVERNMENTAL AGENCY" means the government of any country or the government of any state, territory, municipality or other political subdivision of a country, and any minister, administrative or judicial body, department, commission, authority, instrumentality, tribunal, agency or entity of any such government.

"GROUNDWATER LICENCE" means the licence to be issued to the Seller under section 5l of the Water Act 1989 in substantially and all material respects the same form as the draft groundwater licence set out in Annexure C.

"HEDGING CONTRACTS" means al1 the contracts listed in Annexure F and any other contract of a similar nature to which the Seller is a party.

"INTELLECTUAL PROPERTY RIGHTS" means the rights of the Seller to al1 patents, copyrights or designs; and

(a) rights under Licence in respect of such patents, copyrights or design; and

                      [CONFIDENTIAL TREATMENT REQUESTED]

(b) equitable rights in respect of such patents, copyrights or designs or such licences.

"LAND" means the land described in Crown Grant Volume 10248 Folio 674 including fixtures and capital improvements of the Seller and the Hazelwood Cooling Pond and the Seller's interest in the water in it.

"LICENCES" means every licence, permit, registration or other authority whatsoever which is held by the Seller and which is necessary to properly and efficiently carry on the Business, except the Specified Licences and the Mining Licence.

"LOSS" means any and all losses (including loss of profit and loss of expected profit), claims, actions, liabilities, damages, expenses, diminutions in value or deficiencies of any kind or character (whether consequential or otherwise or whether or not known or asserted on or before the Completion Date) including, without limitation, all interest and other amounts payable to third parties, all liabilities on account of Taxes and al1 legal (on a full indemnity basis) and other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability and all amounts paid in settlement of claims or actions.

"METERING AGREEMENT" means the agreement to be entered into by the Seller and Victorian Power Exchange in relation to metering and connection points.

"MINING LICENCE" means the licence to be issued to the Seller under Section 47A of the Electricity Act in substantially and in all material respects the same form as the draft mining licence set out in Annexure B.

"MINING LICENCE CASH BIDDING PAYMENT" means $50,000,000.

"OFFICER" means a director or secretary of the relevant party (as the case may be).

"PLANT AND EQUIPMENT" means all plant, equipment and articles owned by the Seller including without limitation all mining equipment, equipment used for the conveyance and storage of coal, turbines, generators, pumps, boilers and boiler plant, precipitators, mills, electricity transmission lines, power poles, cables, stations, substations, switch yard equipment and al1 other plant and equipment used in the mining and transportation of coal and in the generation, reticulation, transformation or metering of electrical power which, in its ordinary use, is located in a fixed position wherever located, but excludes any of the foregoing that are:

(a)  any improvements, buildings or fixtures;

(b)  motor vehicles owned or leased by the Seller; and

(c)  the Hazelwood Cooling Pond,

and, for the avoidance of doubt, does not include capital works in progress

"POWER" means any right, power, authority, discretion or remedy conferred on the parties by this agreement or any applicable law.

"REAL PROPERTY INTERESTS" means all rights and benefits of the Seller under the Real Property Leases.

"REAL PROPERTY INTERESTS" means all agreements pursuant to which the Seller leases or licences or is the lessee or licensee of real property.

"SECURITY INTEREST" means an interest or power:

(a) reserved in or over an interest in any asset excluding any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power, by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above.

"SECV LOAN" has the meaning given to that term in the Share Sale Agreement.

"SHARE SALE AGREEMENT" means the agreement so titled to be entered into between State Electricity Commission of Victoria, the State of Victoria, the Asset Buyer and National Power PLC, PacifiCorp Holdings, Inc. and Destec Energy, Inc. under which the Asset Buyer shall acquire, inter alia, all the issued ordinary shares in the capital of the Seller.

"SPECIFIED CREDITORS" means the TCV Loan and the SECV Loan.

"SPECIFIED CONTRACTS" means:

(a) the Connection AGREEMENT dated 3 October 1994 between Generation Victoria and Power Net Victoria (allocated to the Seller under the Allocation Statement);

(b) the Use of System Agreement dated 3 October 1994 between Generation Victoria and Power Net Victoria (allocated to the Seller under the Allocation Statement);

(c) the Ancillary Services Agreement dated 3 October 1994 between Generation Victoria and Victorian Power Exchange (allocated to the Seller under the Allocation Statement);

(d)  all Vesting Contracts entered into by the Seller;

(e)  the Gippsland Water Supply Agreement;

(f)  all Hedging Contracts to which the Seller is a party;

(g)  the Metering Agreement;

(h)  the ETSA Agreements; and

(i)  [the ETSA Hedge Contract.]

"SPECIFIED LICENCES" means the Generation Licence and Groundwater Licence.

"TAX" means any tax, levy, charge, impost, duty, fee, deduction or withholding which is assessed, levied, imposed or collected by any State Government Agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above and any amount imposed under section 88 of the State Owned Enterprises Act 1992 but excludes any Duty.

"TCV" MEANS TREASURY CORPORATION OF VICTORIA.

"TCV LOAN" has the meaning given to that term in the Share Sale Agreement.

"TOTAL PURCHASE PRICE" means $2,399,999,000 being the sum of the value of the Assets, Mining Licence, the Trade Debts specified by the Asset Buyer pursuant to clause l2A, and the fair value, if any, of the declaration of trust of the rights attached to those items set out in clause l0.l(a) to (f) net of Contract Liabilities and Creditors (excluding Specified Creditors) assumed under this agreement.

"TRADE DEBTS" means each and every amount due to the Seller on the Completion Date in connection with the Business by or in respect of trade debtors, payments in advance, trade bills receivable and like trade obligations and includes sundry debtors, prepayments and other receivables.

"TRADE DEBT VALUE" MEANS the full face value of the Trade Debts at the time of assignment less any provision for doubtful debts recorded in the accounts of the Seller at the time of such assignment.


                      [CONFIDENTIAL TREATMENT REQUESTED]

"VESTING CONTRACT" MEANS AN AGREEMENT entered into between any two of the following:

(a) the persons holding distribution licences issued under Part 12 of the Electricity Act;

(b) the persons holding generation licences issued under Part 12 of the Electricity Act; and

(c) the State Electricity Corporation of Victoria

or between the State Electricity Corporation of Victoria acting in one capacity and the State Electricity Corporation of Victoria acting in another capacity, entered into on or about 31 March 1995 which incorporate the Master Vesting Terms and Conditions.

1.2 INTERPRETATION

In this agreement, unless the context otherwise requires:

(a) headings and underlinings are for convenience only and do not affect the interpretation of this agreement;

(b) words importing the singular include the plural and vice versa;

(c) words importing a include any gender;

(d) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

(f) a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any such annexure, exhibit and schedule;

(g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i) a reference to a party to a document includes that party's successors and permitted assigns;

(j) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day;

(k) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

(1) a covenant or agreement on the part of two or more persons binds them jointly and severally;

(m) a reference to an agreement other than this agreement includes an undertaking, agreement or legally enforceable arrangement or understanding whether or not in writing;

(n) a reference to an asset includes all property of any nature, including, but not limited to, a business, and all rights, revenues and benefits;

(o) a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(p) a reference to liquidation includes appointment of an administrator, compromise, for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death; and

    (q) terms deemed in the Corporations Law at the date of this agreement have the meanings given to them in the Corporations Law at that date.

                              2. SALE AND PURCHASE

2.1 SALE OF ASSETS

Subject to the terms of this agreement, to the extent permissible by law, the Seller must sell free of Security Interests and the Asset Buyer must buy the Assets on the Completion Date. The parties agree that the allocation of the Total Purchase Price is as follows:

    (a) ASSETS (OTHER THAN PLANT & EQUIPMENT AND LAND) = the aggregate fair value of such assets;

    (b)  MINING LICENCE = the Mining Licence Cash Bidding Payment;

    (c) CONTRACT LIABILITIES AND CREDITORS (EXCLUDING SPECIFIED CREDITORS) = the book value of such liabilities;

    (d) THE TRADE DEBTS SPECIFIED BY THE ASSET BUYER PURSUANT TO CLAUSE 12A = so much of the Trade Debt Value that relates to the Trade Debts specified by the Asset Buyer under clause 12A;

    (e) the fair value, if any, of the declaration of trust of the rights attached to those items set out in clause l0.l(a) to (f);

    (f) PLANT & EQUIPMENT AND LAND = the Total Purchase Price PLUS the amount of the Contract Liabilities and Creditors (excluding Specified Creditors) LESS the sum of:

         (l) the aggregate fair value at Completion of all Assets other than the Plant & Equipment and Land);

         (2) Mining Licence Cash Bidding Payment; and

         (3) the amounts referred to in clause 2.l(d) and clause 2.l(e).

2.2 DATES FOR PAYMENT

On and subject to the terms of this agreement the Asset Buyer must pay the Total Purchase Price on the Completion Date.

2.3 METHOD OF PAYMENT

All payments to be made under this agreement must be made by bank cheque or in such other method as may be agreed in writing between the Seller and the Asset Buyer.

                                 3. COMPLETION

3.1 DATE FOR COMPLETION

Completion must take place on the Completion Date at l0 am at the office of the Seller's solicitors, Freehill Hollingdale & Page, l0l Collins Street, Melbourne.

3.2 DELIVERY OF DOCUMENTS

At Completion, the Seller must deliver to the Asset Buyer a copy of the special resolution passed by the State Electricity Commission of Victoria (as shareholder) approving the sale of Assets and the Trade Debts specified by the Asset Buyer pursuant to clause 12A by the Seller on and subject to the terms of this agreement.

3.3 ASSET BUYER'S OBLIGATIONS AT COMPLETION

At Completion the Asset buyer must pay the Seller the Total Purchase Price as described in clause 2.

3.4 PROPERTY AND RISK

Property and risk in the Assets shall pass to the Asset Buyer at Completion.

3.5 INTERDEPENDENCY BETWEEN THIS AGREEMENT AND SHARE SALE AGREEMENT

It is the intention of the parties that:

(a) subject to clause 7.3 of the Share Sale agreement, completion under this agreement;

(b) completion under the Share Sale Agreement; and

(c) payment of the SECV Loan and TCV Loan and any other amounts owing to TCV under clause 6 of the Share Sale Agreement,

are interdependent, so that if the obligations of the parties in respect of a particular completion or payment under clause 6 of the Share Sale Agreement are not satisfied, then no delivery of payment which has been made, will be deemed to have been made.

For the avoidance of doubt the parties acknowledge and agree that once Completion under this agreement, completion under the Share Sale Agreement and the payments under clause 6 of the Share Sale Agreement have occurred, as a chronological sequence of events, all deliveries and payments will be deemed to have taken place in the order in which they occurred.

3.6 INCONSISTENCIES

In the event there are any inconsistencies between this agreement and the Share Sale Agreement, the provisions of the Share Sale Agreement shall prevail.

3.7     EXERCISE OF RIGHTS

With effect from completion, the Seller shall exercise all of its statutory and other rights with respect to the Assets including, without limitation, its rights under Part 3 of the Electricity Act, consistently with ownership of the Assets having been vested in the Asset Buyer and shall act in accordance with any directions given by the Asset Buyer to the Seller as to the manner of exercise of such rights.

3.8 TERMINATION

This agreement shall automatically terminate on termination of the Share Sale Agreement.

                                4.   EMPLOYEES

4.1 EMPLOYMENT CONTRACTS HELD ON TRUST

Following completion, the Seller agrees to hold the benefit of the Employment Contracts upon trust absolutely for the Asset Buyer pursuant to clause 10.

4.2 ASSET BUYER'S INDEMNITY WITH RESPECT TO EMPLOYEES

Without limiting the generality of clause 9, following Completion, the Asset Buyer indemnifies the Seller against all Losses incurred by the Seller in respect of any entitlement to salary, annual leave, holiday pay, redundancy pay, long service leave, commissions or other incentive entitlements claimed against the Seller by any Employee employed by the Seller as at and after Completion.

                         5.   OUTGOINGS AND EXPENSES

The Asset Buyer shall indemnify and continue to indemnify the Seller against any Loss in respect of the period following Completion including, arising from outgoings and expenses, without limitation, payments in respect of land tax, council rates, water rates, garbage disposal and all services of the Business for electricity, oil heating, gas or otherwise and the amount of any deposit paid in respect of such services.

                 6.   ASSUMPTION OF LIABILITIES AND CREDITORS

Following Completion, the Asset buyer assumes with effect from Completion all liabilities of the Seller to the Creditors and agrees to pay all Creditors in the normal course of business for obligations of the Seller existing before and after the Completion Date and without limiting the generality of clause 9, the Asset Buyer indemnifies and shall keep the Seller indemnified against all Losses incurred by the Seller arising from the non-payment of Creditors.

                                7.   CONTRACTS

7.1  ASSIGNMENT OF CONTRACTS

Subject to clause 7.4, the Seller, with effect from Completion, assigns to the Asset Buyer all its right, title and interest in the Contract Benefits.

7.2  NOVATION OF CONTRACTS

Following Completion, the Seller shall use its best endeavours, at the Asset Buyer's expense and request, to procure the novation to the Asset Buyer of all Contracts and Equipment Leases in addition to making an assignment of the benefit of Contracts under clause 7.1.

7.3  ASSET BUYER'S OBLIGATIONS AFTER COMPLETION

(a) Following Completion, the Asset Buyer shall duly carry out and perform all obligations under the Contracts and Equipment Leases.

(b) The Asset Buyer shall assume responsibility for the Contract Liabilities from Completion and keep the Seller indemnified against any Loss arising from the performance or non-performance of the Contract Liabilities after Completion.

7.4  NON-ASSIGNMENT OF THE CONTRACT

Following Completion, if any other party to a Contract objects or refuses to consent to an assignment or novation of a Contract to the Asset Buyer.

(a) the Asset Buyer shall duly perform the Contracts on behalf of the Seller at the Asset Buyer's expense;

(b) the Seller shall enforce the Contract against the other party to the Contract in such manner as the Asset Buyer may reasonably direct the Seller from time to time and the Seller shall pay all benefits arising therefrom to the Asset Buyer;

(c) the Seller shall not agree to any amendment of the Contract or waiver of the Seller's rights thereunder without the prior written approval of the Asset Buyer; and

(d) the Seller shall hold the Contract upon trust for the Asset Buyer pending consent to an assignment or novation.

7.5  ASSET BUYER'S INDEMNITY IN RESPECT OF THE NON-ASSIGNMENT OF THE CONTRACT

Following Completion, the Asset Buyer indemnifies the Seller against all Losses incurred by the Seller under any Contract which arises or relates to the performance or non-performance of the Contracts whether assigned or novated in favour of the Asset Buyer or not.

7.6  EQUIPMENT LEASES

Following Completion, the Asset Buyer shall, subject to the consent of the other parties to the Equipment Leases, accept an assignment or novation of all of the Equipment Leases and assume full and on-going liability for all monies remaining due and unpaid under the Equipment Leases whether by leasing installments, residual payments or otherwise.

7.7  TRANSFER OF THE REAL PROPERTY LEASES

Following Completion, the Seller shall use reasonable endeavours to novate or assign (with the written consent of each of the lessors and mortgagees (if any) of the Real Property) as soon as practically possible the Real Property Leases to the Asset Buyer.

                                 8.   LICENCES

8.1  TRANSFER

Following Completion, the Seller shall, to the extent that the Licences are transferable, use all reasonable endeavours to transfer or cause to be transferred to the Asset Buyer the Licences at the cost and expense of the Asset Buyer.

8.2  FURTHER ACTS

If the Asset Buyer does not acquire good title to the Licences following the actions described in clause 8.1, the Seller undertakes to do any further acts or things reasonably requested by the Asset Buyer to effect a valid and effectual transfer of the Licences within a reasonable time.

                                9.   INDEMNITY

Following Completion, the Asset Buyer indemnifies the Seller in respect of all liabilities arising and debts incurred connection with the Business and the Assets.

                          10.   DECLARATION OF TRUST

10.1 DECLARATION OF TRUST

The Seller hereby declares that on and from the Completion Date it holds and will hold:

(a)  the Specified Contracts;

(b)  the Specified Licences;

(c)  the Mining Licence when issued;

(d)  the Employment Contracts;

(e)  motor vehicles owned or leased by the Seller; and

(f) any other Assets received by, or Licences issued to, the Seller after the Completion Date to the extent that they cannot be assigned, novated or transferred to the Asset Buyer.

upon trust for the Asset Buyer and agrees to account for benefits thereof and to transfer and deal with all the rights attaching thereto in such manner as the Asset Buyer shall from time to time direct.

10.2  INDEMNITY

The Asset Buyer will at all times following Completion indemnify and keep indemnified the Seller against all liabilities which the Seller may incur by reason of this declaration of trust. Without limiting the generality of the foregoing, the Asset Buyer Specifically indemnifies and will keep indemnified the Seller against all liabilities which the Seller may incur by reason of the Specified Contracts and Specified Licences being so registered in the name of the Seller.

                             11.   MINING LICENCE

11.1  TENDER

Pursuant to the Asset Buyer's bid letter dated 2 August 1996 the Asset Buyer tendered a Mining Cash Bidding Payment for the issue of the Mining Licence. The State has consented to the issue of the Mining Licence to the Seller to hold on trust absolutely for the Asset Buyer.

11.2  TRUST

The Seller hereby declares that it shall on and from the issue of the Mining Licence hold the Mining Licence on trust for the Asset Buyer and hereby agrees to account for all benefits therefrom and to transfer and deal with all rights attaching thereto in such manner as the Asset Buyer shall from time to time direct.

                                  12.   LAND

The Conditions set out in Annexure E will apply to this agreement so far as it relates to the sale of the Land.

                               12A   TRADE DEBTS

On Completion, the Seller shall transfer to the Asset Buyer completely and unconditionally any Trade Debts owing to the Seller which the Asset Buyer specifies to the Seller at the Completion Date.

                         13   ASSET BUYER'S WARRANTIES

13.1  ASSET BUYER'S WARRANTIES

The Asset Buyer represents and warrants to the Seller as at the date of this agreement and as at Completion that:

(a) it has corporate power to enter into this agreement and has taken all necessary action (including all shareholder approvals and Authorisations) to authorise the execution, delivery and performance of this agreement;

(b) the agreement constitutes a legally valid and binding obligation of the Asset Buyer enforceable in accordance with its terms; and

(c) the execution, delivery and performance of this agreement will not violate any provision of:

           (1) any law, regulation, order, rule or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory or any recognised stock exchange on which its shares or the shares of any related body corporate are listed;

           (2) the memorandum or articles of association (or equivalent constituent documentation) of the Asset Buyer; and

           (3) any security agreement, deed, contract, undertaking or other instrument to which the Asset Buyer is a party or which is binding on it does not and will not result in the creation or imposition of any security over any of its assets pursuant to the provision of any such security agreement, deed, contract, undertaking or other instrument.

13.2  ACKNOWLEDGMENT

The Seller acknowledges and agrees that in no event is it entitled to rescind this agreement or claim damages under this agreement.

                        14   DUTIES, COSTS AND EXPENSES

14.1  PAYMENT OF DUTY

The Seller must pay:

(a) any Duty in respect of the execution, delivery and performance of this agreement and any document entered into or signed under this agreement; and

(b)   any fine, penalty or other cost in respect of a failure to pay any Duty.

14.2  INDEMNITY

The Asset Buyer indemnifies the Seller against any amount payable under clause 14.1.

14.3  COSTS AND EXPENSES

Subject to clause 14.1, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery, stamping and registration of this agreement or other document described in clause 14.1(a).

14.4  COSTS OF PERFORMANCE

Any action to be taken by a party in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

                                 15.   NOTICES

15.1  GENERAL

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this agreement:

(a)   must be in legible writing and in English addressed as shown:

      (1)   if to the Seller:            The Secretary,

            Address:                     Hazelwood Power Corporation Ltd,
                                         Commercial Road
                                         Morwell Vic  3840

            Attention:                   Mr B. Clark

             Facsimile:              (051) 35 3185;

        (2)  if to the Asset Buyer:  Hazelwood Power Partnership

             Address:                C/-Phillips Fox

                                     120 Collins Street
                                     Melbourne, 3000

             Attention:              Judith Earls

             Facsimile:              9274 5111,

             or as specified to the sender by any party by notice;

(b) where the sender is a company, must be signed by an Officer or under the common seal of the sender;

(c)     is regarded as being given by the sender and received by the addressee:

        (1)  if by delivery in person, when delivered to the addressee;

        (2) if by post within Australia, 3 Business Days from and including the date of postage; or

        (3) if by facsimile transmission, when transmitted legibly to the addressee,

        but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is regarded as received at
        9.00 am on the following Business Day; and

(d) can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

15.2    LEGIBILITY OF FACSIMILE TRANSMISSION

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 15.1(c)(3) and informs the sender that it is not legible.

                                 16.  GENERAL

16.1    GOVERNING LAW AND JURISDICTION

(a) This agreement is governed by the laws of Victoria. Each party irrevocably submits to the exclusive jurisdiction of the courts of Victoria.

(b) Each party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

16.2    WAIVERS

(a) Waiver of any right arising from a breach of this agreement or of any Power arising upon default under this agreement must be in writing and executed by the party granting the waiver.

(b)     A failure or delay in exercise, of:

        (1)  a right arising from a breach of this agreement; or

        (2) a Power created or arising upon default under this agreement, does not result in a waiver of that right or Power.

(c) A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement as constituting a waiver of that right or Power.

(d) A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e) This clause 16.2 may not itself be waived except by writing executed by the party granting the waiver.

16.3    VARIATION

A variation of any term of this agreement must be in writing and executed by the parties.

16.4    FURTHER ASSURANCES

Each party must do all things, and execute all further documents, necessary to give full effect to this agreement.

16.5    THIRD PARTY RIGHTS

No person other than a party to this agreement is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

16.6    THIS AGREEMENT SUPERSEDES OTHERS

This agreement and the Share Sale Agreement embody the entire agreement between the parties with respect to the subject matter of this agreement and supersede any prior negotiation, arrangement, understanding or agreement with respect to the subject matter or any term of this agreement.

EXECUTED by the parties as an agreement.



THE COMMON SEAL of HAZELWOOD POWER
CORPORATION LTD
was affixed to this
document in the presence of:


/s/  Brian C. Clark                                /s/ Frank H. Osborn
______________________________                     _____________________________
Secretary                                          Director

     Brian C. Clark                                     Frank H. Osborn
______________________________                     _____________________________
Name (please print)                                 Name (please print)


SIGNED for HAZELWOOD
PACIFIC PTY LIMITED by
its attorney in the presence of:

/s/  S.J.E. Uthmeyer                               /s/  Daniel L. Spalding
______________________________                     _____________________________
 Witness                                           Attorney


     Simon J.E. Uthmeyer                                Daniel L. Spalding
______________________________                     _____________________________
Name (please print)                                Name (please print)


SIGNED
for NATIONAL POWER
AUSTRALIA INVESTMENTS LTD
by its attorney in
the presence of:


/s/  S.J.E. Uthmeyer                               /s/  Max Herbert
______________________________                     ____________________________
Witness                                            Authorized Representative


     Simon J.E. Uthmeyer                                Max Herbert
______________________________                     _____________________________
Name (please print)                                Name (please print)

SIGNED for AUSTRALIAN POWER
PARTNERS CV by its attorney
in the presence of:


/s/  Reggie G. Rice                                /s/  Louis Dorey
______________________________                     _____________________________
Witness                                            Attorney


     Reggie G. Rice                                     Louis Dorey
______________________________                     _____________________________
Name (please print)                                 Name (please print)


SIGNED for HAZELWOOD
INVESTMENT COMPANY
PTY LIMITED by its attorney
in the presence of:


/s/  J.C. Sheridan                                 /s/  C. Lawson-Kerr
______________________________                     _____________________________
Witness                                            Attorney


     J.C.  Sheridan                                     C. Lawson-Kerr
______________________________                     _____________________________
SIGNED for CISL (HAZELWOOD)                        Name (please print)
PTY LIMITED by its attorney
in the presence of:


/s/  J.C. Sheridan                                 /s/  Susan Kalius
______________________________                     _____________________________
Witness                                            Attorney


     J.C. Sheridan                                      Susan Kalius
______________________________                     _____________________________
Name (please print)                                Name (please print)

                                  ANNEXURE A

                              GENERATION LICENCE

                                  GENERATION
                                    LICENCE

                                   issued to

                        HAZELWOOD POWER CORPORATION LTD

                                ACN 065 381 204



                       OFFICE OF THE REGULATOR - GENERAL

                              GENERATION LICENCE

1.   DEFINITIONS AND INTERPRETATION

1.1 In this licence, words and phrases appearing in italics have the meaning ascribed to them in part 1 of schedule 1.

1.2  This licence must be interpreted in accordance with the rules set out in part 2 of schedule 1.

2.   GRANT OF LICENCE

2.1 The Office, in exercise of the powers conferred by section 162 and section 168 of the Act, licenses the Licensee to:

     (a)  generate electricity for supply and sale at; and

     (b)  supply and sell electricity generated at,

     the licensed power station subject to the conditions set out in this licence.

3.   TERM

3.1 This licence takes effect on and from the date on which the first allocation statement prepared in accordance with section 153B of the Act becomes effective (31 January 1995).

3.2 The Office may at any time agree with the Licensee that this licence should be revoked, in which case the term of this licence ends on the day agreed.

3.3 The Office may at any time give at least 20 business days notice of revocation to the Licensee if the Licensee does not comply with an enforcement order or an undertaking, and the Office decides that it is necessary or desirable to revoke this licence in order to achieve the policy objectives, in which case the term of this licence ends, subject to clause 3.4, on the expiration of the period of the notice.

3.4 The term of this licence does not end at the expiration of the period of a notice of revocation given under clause 3.3 if, before the expiration, the Licensee complies with the enforcement order or the undertaking (as the case may be).

4.   OBLIGATION TO OFFER TO PROVIDE ANCILLARY SERVICES

4.1 Whenever requested to do so by Victorian Power Exchange, the Licensee must state to Victorian Power Exchange the terms, which must be fair and reasonable in the opinion of the Office, on which the Licensee will provide ancillary services including, without limitation, automatic generation control capability.

4.2 The Licensee must on request from Victorian Power Exchange provide ancillary services of the kind specified in clause 4.1 on the terms stated to Victorian Power Exchange pursuant to clause 4.1

4.3 In determining whether or not the terms on which the Licensee will provide ancillary services are fair and reasonable, the Office will have regard to clause 4.4 of the Tariff Order, which limits the amount which Victorian Power Exchange may seek to recover through Victorian Power Exchange's Pool fees for meeting the costs of ancillary services provided to Victorian Power Exchange.

5.    COMPLIANCE WITH CODES AND RULES

5.1 The Licensee must comply with applicable provisions of the Wholesale Metering Code, the System Code, the Distribution Code and the Pool Rules.

5.2 Subject to any limitation on the Licensee's ability to do so under any of the codes or rules referred to in clause 5.1, if the Licensee becomes aware of a material breach of any of the codes or rules by the Licensee, the Licensee must notify the Office of the material breach in accordance with any guidelines issued by the Office or, in the absence of such guidelines, as soon as practicable.

5.3 The Office may, on application of the Licensee, make a determination that the provisions of any of the codes or rules referred to in clause 5.1 are to apply in relation to the Licensee, either generally or in a particular case or class of cases, as if a specified provision or provisions were omitted or were modified or varied in a specified manner and, subject to section 27 of the Office of the Regulator-General Act 1994, when such a determination is made, the relevant code or rule applies accordingly.

5.4 An application by the Licensee under clause 5.3 must set out a draft of the determination the Licensee seeks.

5.5   If:

      (a) the Office has received an application from the Licensee for a determination under clause 5.3 and Victorian Power Exchange has received a copy of the application; and

      (b) at the end of 20 business days after the day on which the later of those two events occurred the Office has not:

           (1)  made a determination; or

           (2)  advised the Licensee that a determination will not be made,

      then the Office will be deemed to have made a determination in the form of the draft determination set out in the application.

6.    ENERGY TO BE SOLD THROUGH THE POOL

      The Licensee must ensure that all electricity generated at a power station forming part of the licensed power station is dealt with in one or a combination of the following ways:

      (a)  sold through the Pool in accordance with the Pool Rules; or

      (b) consumed by the Licensee in the operation of plant or equipment which is:

           (1) necessary for the generation of electricity at the power station; or

           (2) used in mining activities at an open cut mine where the majority of the coal produced at the mine is used in the generation of electricity at the power station; or

           (3) used in activities conducted solely at the power station or the open cut mine referred to in paragraph (2) relating to the operation or maintenance of the power station or that open cut mine; or

           (4) used in activities relating to the management of the Licensee conducted solely at the power station or on land belonging to the Licensee which is adjacent to the power station; or

      (c) consumed in a manner approved by the Office after consultation with all persons holding a licence issued under part 12 of the Act.

      For the purposes of paragraph (b)(4), the reference to the power station and land adjacent to the power station will be taken not to include any land acquired by the Licensee after 1 July 1996.

7.    STANDARDS AND PROCEDURES

7.1 At the written request of the Office, the Licensee must participate to the extent specified by the Office in the development, issue and review of any standards and procedures specified by the Office.

7.2 The Licensee must in accordance with guidelines published by the Office under the Office of the Regulator-General Act 1994, or as directed by the Office, report to the Office on its performance against applicable standards and procedures.

7.3   If the Office considers that:

      (a)  the Licensee has failed to comply with clause 7.1; or

      (b) standards and procedures applicable to the Licensee have been shown to be insufficient to prevent abuses by the Licensee of any monopoly power it enjoys,

      the Office may issue standards and procedures applicable to the Licensee and with which the Licensee must comply.

8.    ACCOUNTS

      The Licensee must ensure that its accounts are prepared in accordance with guidelines set by the Office, and must maintain its accounting records accordingly.

9.    PROVISION OF INFORMATION TO VICTORIAN POWER EXCHANGE

9.1 Following a request in writing from Victorian Power Exchange, the Licensee must provide to Victorian Power Exchange such documents or information as Victorian Power Exchange may reasonably require to perform its functions and exercise its powers under the Act.

9.2 A question as to the reasonableness of a requirement by Victorian Power Exchange for documents or information as contemplated by clause 9.1 shall be decided by the Office on the basis of the Office's opinion of the reasonableness of the requirement.

9.3 If a document or information is provided to Victorian Power Exchange following a request under clause 9.1, Victorian Power Exchange must only use the document or information for the purpose for which it was provided and must not disclose the document or information to any other person except to the Office under Victorian Power Exchange's Wholesale Electricity Market and Transmission Licence, or as required by a law or the lawful requirement of a government or government authority or with the agreement of the Licensee. If Victorian Power Exchange is required to disclose a document or information provided to Victorian Power Exchange following a request under clause 9.1 to the Office or by law or the lawful requirement of a government or government authority, then Victorian Power Exchange must notify the Licensee before so disclosing the document or information.

10.   PROVISION OF INFORMATION TO THE OFFICE

      The Licensee must provide to the Office, in the manner and form decided by the Office such information as the Office may from time to time require.

11.   PAYMENT OF LICENCE FEES

11.1 The Licensee must pay the fees and charges in respect of this licence determined by the Minister under section 163(4) of the Act.

11.2 The licence fee determined by the Minister under section 163(4) of the Act in respect of this licence must be paid in four equal installments on the last days of January, April, June and October in each year in the manner notified to the Licensee by the Office.

11.3 A fee or charge determined by the Minister under section 163(4) of the Act in respect of this licence (other than the licence fee referred to in clause 11.2) must be paid at the times and in the manner notified to the Licensee by the Office.

12.   ADMINISTRATOR

12.1 If an administrator is appointed to the Licensee's business under section 166 of the Act, the administrator must exercise its functions and powers in such a manner as may be specified by the Office in the instrument of appointment.

12.2 The Licensee is responsible for the acts and defaults of the administrator.

13.   COMPLIANCE WITH LAWS

      The Licensee must comply with all applicable laws including but not limited to the Tariff Order.

14.   VARIATION

14.1  This licence may be varied in accordance with:

      (a)  the procedures specified in section 164 of the Act; or

      (b)  section 167(8) of the Act; or

      (c)  clause 14.2 or 14.3.

14.2 The Office may, if it considers it expedient, vary this licence to provide for arbitration of disputes between the Licensee and other persons regarding the terms and conditions of access to any essential facilities in the Victorian electricity supply industry.

14.3 The Treasurer of the State of Victoria may, by notice to the Licensee, vary the conditions of this licence at any time prior to completion occurring under a contract for the sale of all of the issued shares in the Licensee by the State Electricity Commission of Victoria and the nominees of the State Electricity Commission of Victoria.

5.    TRANSFER OF LICENCE

      This licence may be transferred in accordance with section 167 of the Act.

6.    COMMUNICATIONS

6.1   Unless the context otherwise requires, a communication must be in writing.

6.2 A communication is to be regarded as having been given by the sender and received by the addressee:

      (a)  when delivered in person to the addressee;

      (b) 3 business days after the date of posting, if the communication is posted within Australia;

      (c) 7 business days after the date of posting, if the communication is posted outside Australia; or

      (d) when, according to the sender's transmission report, received by facsimile transmission by the addressee.

7.    GENERATOR CO-INSURANCE SCHEME AND SUPPORT ARRANGEMENTS

7.1 The Licensee must, by 30 June 1995, enter into a contract entitled Generator Co-Insurance Scheme contract in a form certified by the Minister and expiring no later than 30 September, 1996.

7.2 The Licensee must enter into deed entitled "ETSA Contract: Generator Contribution Deed" with Generation Victoria in a form certified by the Minister if directed by the Minister in writing to do so.

7.3 The Licensee must enter into a deed entitled "ETSA Contract: Generator Contribution Deed" with Loy Yang Power Limited (ACN 065 381 240) in a form certified by the Minister if directed by the Minister in writing to do so.

7.4 The Licensee must enter into a deed entitled "ETSA Contract: Generator Contribution Deed" with Southern Hydro Limited (ACN 065 325 091) in a form certified by the Minister if directed by the Minister in writing to do so.

7.5 The Licensee must enter into a deed entitled "ETSA Contract: Generator Contribution Deed" with Energy Brix Australia Corporation Pty Ltd
      (ACN 074 735 833) in a form certified by the Minister if directed by the Minister in writing to do so.

7.6 The Licensee must enter into a deed entitled "ETSA Contract: Generator Contribution Deed" with the State Electricity Commission of Victoria (in its capacity as IOA Trader) in a form certified by the Minister if directed by the Minister in writing to do so.

7.7 The Licensee must enter into a deed entitled "ETSA Contract: Generator Contribution Deed" with the State Electricity Commission of Victoria (in its capacity as LYB Trader) in a form certified by the Minister if directed by the Minister in writing to do so.

7.8 The Licensee must enter into a deed entitled "IOA Trader: Support Deed" with the State Electricity Commission of Victoria (in its capacity as IOA Trader) in a form certified by the Minister if directed by the Minister in writing to do so.

7.9 The Licensee must enter into a deed entitled "ETSA Contract: SECV Shell Contribution Deed" with the State Electricity Commission of Victoria (in its capacity as IOA Trader) in a form certified by the Minister if directed by the Minister in writing to do so.

7.10 The Licensee must enter into a deed entitled "ETSA Contract Support Agreement" with the State Electricity Commission of Victoria (in its capacity as IOA Trader) in a form certified by the Minister if directed by the Minister in writing to do so.

COMMON SEAL of             )
OFFICE OF THE              )
REGULATOR-GENERAL          )
affixed pursuant to        )
authority of the Office    )
31 January 1995            )



ROBIN C. DAVEY
Regulator-General

                  SCHEDULE 1:  DEFINITIONS AND INTERPRETATION

   8.   DEFINITIONS

        In this licence:

   8.1  "Act" means the Electricity Industry Act 1993;

        (a) "administrator" means an administrator appointed by the Office under section 166 of the Act in respect of the business carried on by the Licensee under this licence;

        (b) "business day" means a day on which banks are open for general banking business in Melbourne, excluding a Saturday or Sunday;

        (c) "communication" means any notice, agreement, consent, direction, representation, advice, statement or other communication required or given pursuant to or in connection with this licence;

        (d) "customer" means a person, other than a retailer, who buys or wishes to buy electricity directly through the Pool or from a retailer;

        (e) "distribute", in relation to electricity, means to distribute electricity using a distribution system;

        (f) "Distribution Code" means the code of that name dated 3 October 1994 which:

             regulates:

             (1) the supply of electricity to or from distributors' distribution systems; and

             (2) the way in which customers' electrical installations affect the distribution system to which they are connected; and

             (3)  is certified by the Office;

        (g) "distribution licence" means a licence to distribute and supply electricity granted under section 162 of the Act;

        (h) "distribution system" means in relation to a distributor a system of electric lines (generally at nominal voltage levels of 66kV or below) which that distributor is licensed to use to distribute electricity for supply under its distribution licence.

        (i) "distributor" means a holder of a distribution licence or a person who has been exempted from (?????) requirement to obtain a distribution licence under section 160 of the Act;

        (j) "electrical installation" means any electrical equipment at a customer site that is not part of a distributor's electrical system;

        (k) "electricity transmission system" means a transmission system in Victoria (generally at nominal voltage levels of 66kV or above), which the holder of a transmission licence may use to transmit electricity;

        (l) "enforcement order" means a provisional or final order made and served by the Office under section 35 of the Office of the Regulator-General Act 1994;

        (m) "generation licence" means a licence to generate electricity for supply or sale granted under section 162 of the Act;

(n) "generator" means a holder of a generation licence or a person who has been exempted from requirement to obtain a generation licence under section 160 of the Act;

(o)     "licensed power station" means Hazelwood power station;

(p)     "licensee" means Hazelwood Power Corporation Ltd ACN 065 381 204;

(q)     "Minister" means the person who is the Minister for the purposes of section 163(4) of the Act;

(r) "Office" means the Office of the Regulator-General under the Office of the Regulator-General 1994;

(s) "policy objectives" means the objectives specified in section 157 of the Act and section 7 of the Office of the Regulator-General Act 1994 and, to the extent the context requires, in a statement (????) government policy under section 10 of the Office of the Regulator-General Act 1994;

(t) "Pool" means the market for wholesale trading in electricity operated and administered by Victorian Power Exchange;

(u) "Pool Rules" means rules prepared by Victorian Power Exchange and certified by the Office relating to, among other things, the operation and administration of the Pool;

(v) "Retailer" means a holder of a retail licence or a person who has been exempted from the requirement to obtain a retail licence under section 160 of the Act;

(w) "Retail licence" means a licence to sell electricity otherwise than through the Pool granted under section 162 of the Act;

(x) "Standards and procedures" means overall performance standards which are issued by the licensee under clause 7.1 or by the Office under clause 7.3;

(y)     "Supply", in relation to electricity, means the delivery of electricity;

(z) "System Code" means the code prepared by Victorian Power Exchange and certified by the office relating to, among other things:

                the achievement of a secure system;

                the operation of an electricity transmission system and equipment connected to an electricity transmission system;

                design and technical requirements for connection to an electricity transmission system and quality of supply standards which apply at points of connection to an electricity transmission system; and

                technical performance requirements that are placed on generators, distributors and certain customers;

(aa) "Tariff Order" means the Victorian Electricity Supply Industry Tariff Order made under section A of the Act;

(bb) "Transmission licence" means a licence to transmit electricity granted under section 162 of the Act.

(cc) "Transmit", in relation to electricity, means to transfer electricity in bulk;

(dd) "Undertaking" means an undertaking given by the Licensee under section 35(5)(a) of the Office of the Regulator-General Act 1994;

(ee) "Wholesale Metering Code" means the code prepared by Victorian Power Exchange and certified by the Office relating to, amongst other things, the provision of metering of electrical energy transfers used in connection with wholesale trading of electricity in the Pool; and

(ff) "writing" includes any mode of representing or reproducing words, figures, drawings or symbols in a visible form.

9.   INTERPRETATION

     In this licence, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this licence;

(b)  words importing the singular include the plural and vice versa;

(c)  words importing a gender include any gender;

(d) an expression importing a natural person includes any company, partnership, trust, joint venture, association, corporation or other body corporate and any governmental agency;

(e) a reference to a condition, clause, schedule or part is to a condition, clause, schedule or part of this licence;

(f) a reference to terms of an offer or agreement is to terms, conditions or provisions thereof;

(g) a reference to any statute, regulation, proclamation, order in council, ordinance or by-law includes all statutes, regulations, proclamations, order in council, ordinances or by-laws varying, consolidating, re-enacting, extending or replacing them and a reference to a statute includes all regulations, proclamations, orders in council, ordinances, by-laws and determinations issued under that statute ;

(h) a reference to a document or a provision of a document includes an amendment or supplement to, or replacement or novation of, that document or that provision of that document;

(i) a reference to a person includes that person's executors, administrators, successors, substitutes (including, without limitation, persons taking by novation) and permitted assigns;

(j) when italicised, other parts of speech and grammatical forms of a word or phrase defined in this licence have a corresponding meaning;

(k)  a period of time:

     (1) which dates from a given day or the day of an act or event is to be calculated exclusive of that day; or

     (2) which commences on a given day or the day of an act or event is to be calculated inclusive of that day; and

(l) an event which is required under this license to occur on or by a stipulated day which is not a business day may occur on or by the next business day.

                                  ANNEXURE B


                                MINING LICENCE

                         ELECTRICITY INDUSTRY ACT 1993

                            MINING LICENCE NO 5004

This mining licence is granted to HAZELWOOD POWER CORPORATION LIMITED C/-PO BOX 195 MORWELL 3840. This licence is granted under section 47A of the Act, for a term of thirty years from the date of issuing this licence by the Generation Council.

This licence is subject to the following Conditions and Schedule of Conditions attached:-

     1. The authority given under this licence applies only within the land indicated on the attached plan and is subject to the depth restrictions, if any, indicated on that plan under Section 15(9) or 16(5) of the Mineral Resources Development Act 1990.

     2.   The licensee must keep a copy of -

          (a)  this licence; and

          (b)  any approved work plan or approved variation to a work plan; and

          (c) any registered authority to commence work at a location near the licensed area;

          so that an Inspector and any other authorised officer can readily inspect them.

     3. On receiving a registered authority to commence work, the licensee must notify an Inspector of Mines and if required by that Inspector must arrange an on-site briefing for any people the Inspector may nominate.

     4. On discovering additional economic deposits of minerals, the licensee must report the occurrence to the Minister giving the estimated size, grade, suitability for mining, and an estimate of value at the time of discovery.

     5. Pursuant to Section 47A of the Electricity Industry Act 1993 the work plan, including the rehabilitation plan and the authority to commence work are deemed to be registered from the date of issuing of this licence by the Governor in Council.

Department of                    PLAN OF AREA
Energy and                  APPLIED FOR ON LICENCE
Minerals         under Mineral Resources Development Act 1990      MIN. NO 5004

                       Hazelwood Power Corporation Ltd.
-------------------------------------------------------------------------------

SHIRE OF        LATROBE                        TOTAL AREA  +/- 2725   Hectares

                                               NET AREA               Hectares
-------------------------------------------------------------------------------




                              [MAP APPEARS HERE]






                           *General Location Plan (Subject to survey
                           *Land Ownership Detail Not Shown
                           *Hazelwood Power Station Excluded from this Licence

                            SCHEDULE OF CONDITIONS
                            MINING LICENCE NO. 5004


1.   WORK PLANS & ENVIRONMENTAL MANAGEMENT

1.1 Work shall be carried out in accordance with the aproved work plan, (incorporating a rehabilitation plan) as amended from time to time in accordance with the Mineral Resources Development Act 1990 (MRD Act). Where any inconsistency occurs between the work plan and other licence conditions or regulations, the licence conditions and regulations have precedence.

1.2 The licensee shall, within 60 days of being requested by the Executive Director, Minerals and Petroleum of the Department of Natural Resources and the Environment, submit a report on the status of work as per Schedule 14 of the MRD Act.

1.3 An Environmental Review Committee (ERC) shall be formed, comprising appropriate representatives from the Department of Natural Resources and the Environment (DNRE), representatives of the licensee, the Environment Protection Authority, the responsible water authority and a representative of the Minister responsible for the Water Act 1989, the LaTrobe Council and any other relevant agency with an interest or control over the site or operations. The community shall also be represented, with nominations to come from the LaTrobe Council. Up to two community representatives may be selected for renewable fixed terms. The ERC shall be convened at least once in every 6 months to review environmental effects of the project.

1.4 Results of environmental monitoring conducted under the Environmental Monitoring Program (EMP) shall be regularly reported to the ERC in a format agreed to by the Committee to enable it to assess environmental performance.

1.5 The ERC may from time to time recommend variations to the EMP and licence conditions where appropriate. Any variations to the EMP as accepted by the licensee and DNRE shall be registered as a variation to the work plan and shall be implemented.

2.   FENCING AND SECURITY

2.1 Where public access ia a safety hazard within the mining licence, the licensee must fence and signpost the area to ensure public safety is maintained.

2.2 When directed by an Inspector of Mines (hereinafter referred to as an Inspector), a fence or fences shall be erected around specified work site areas to a written specification which may include time limits. Gates of a similar standard shall be provided when directed. Gates and fences shall be maintained during the term of the licence to the satisfaction of an Inspector.

3.   ROADS

3.1 Internal roads additional to those shown in the working plan shall be sited as approved or directed by an Inspector after consultation with the Department of Natural Resources and the Environment in the case of Crown land.

3.2 Subject to the approval of the Mine Manager and appropriate site induction any such road may be used:

     (a) Officers of or persons authorized by the DNRE or employees or persons engaged in fire control. (Mine Managers approval not required by authorised fire fighters in an emergency provided they are under the supervision of a mine employee).

     (b) for the extraction of forest produce or for mining purposes by any other licensee under the MRD Act 1990 or Forests Act 1958 (or any successor legislation) under such conditions as may be determined by agreement between the parties concerned; and

     (c) by the landowners or their agents where the licence covers private land.

4.   SURFACE DISTURBANCE

4.1  The area of surface disturbance must be kept to a minimum.

4.2 Adequate provision shall be made for the separate stockpiling or immediate utilisation for rehabilitation of any soils. These materials, if stored, are to be stored in neat and tidy dumps not exceeding 2 metres in height and such dumps are to be protected from erosion.

4.3 No area shall be opened up for exploration, mining and ancillary operations,except where approved as part of the approved work plan.

4.4 Where the licence covers Crown land, all surface activity may be subject to compliance with the Forests Act 1958 and Regulations.

4.5 Where the licence covers private land, such fire fighting equipment and appliances shall be kept on site in working order as may be required by the County Fire Authority. With respect to public land, the Forest Fire Regulations 1992 require the provision of fire fighting equipment and the provision of spark arrestors on engine powered equipment.

4.6 Burning of any timber at the site shall be done in accordance with any requirements of the Local Municipality, DNRE and the Country Fire Authority.

5.   DRAINAGE AND DISCHARGE CONTROL

5.1 Any discharges from the licence area shall be minimised and any water discharged must be as free as possible of pollutants, save as provided by any licence issued pursuant to the Environment Protection Act.

5.2 All discharges shall meet the standards required under the State Environment Protection Policies under the Environment Protection Act 1970.

5.3 Sediment retention structures, including dams, shall be constructed in accordance with the approved work plan. An Inspector may also direct such works to be undertaken, where necessary, to control drainage from any disturbed area.

5.4 Rainfall and other natural waters shall be diverted away from works area so as to control erosion, pursuant to Condition 7. However, such works shall, as far as practicable, not cause undue alteration to the general drainage pattern beyond the licensed area.

6.   TAILING DAMS

6.1 All proposed work associated with the construction of tailing dams or other tailing impoundment areas, shall be subject to written approval by the Chief Administrator (or his delegate) following certification by an approved geotechnical engineer.

7.   GROUNDWATER

7.1 Any aquifer dewatering and/or depressurisation must be carried out in accordance with the conditions specified in the Groundwater Licence issued by the Minister responsible for the Water Act 1989.

7.2 A monitoring program consistent with the programs previously carried out by the State Electricity Commission of Victoria and Generation Victoria to determine the impacts of dewatering/depressurisation both on site and regionally must be maintained to the satisfaction of an Inspector and the responsible Minister under the Water Act 1989 or his delegate.

     The licensee shall ensure that results of the monitoring program are reported to the responsible Minister under the Water Act 1989 or his delegate and the Environmental Review Committee annually and at whatever times required by the Groundwater Licence.

7.3 In the event that the monitoring program in 7.2 indicates material adverse impacts beyond those evident at the date of issue of the licence which are attributable to the dewatering/depressurisation by the licensee after the date of issuing of the licence then the licensee must institute such reasonable remedial action as may be required by the Inspector and the responsible Minister under the Water Act 1989 or his delegate to ameliorate these effects, proportionate to the licensee's contribution.

7.4 For the purposes of 7.3 material adverse impacts comprise effects on aquifers in the LaTrobe Valley such that the interests of other users are materially prejudiced or subsidence on a significant scale occurs as a direct result of ground water extraction which materially adversely affects private property or public lands.

7.5 Any remedial action under 7.3 must be to the satisfaction of the Inspector and the responsible Minister under the Water Act 1989 or his delegate.

8.      EROSION

8.1 The licensee shall undertake all necessary works to ensure that the potential for erosion of land affected by mining is minimised.

8.2 Should erosion occur, the licensee shall take all practical steps to minimise the erosion to the satisfaction of an Inspector.

9.      HYDROCARBONS

9.1 Storage of hydrocarbons shall be undertaken in general accordance with AS 1940. Bunding or other methods to the satisfaction of an Inspector, capable of containing 125% of the maximum volume stored, shall be constructed around all fuel and lubricant storage facilities.

9.2 Any drainage from an area that may be subject to hydrocarbon spillage, such as a machinery maintenance area, shall be free from hydrocarbon contamination and directed to a sump or interceptor trap.

10.     DUST EMISSIONS

10.1 Dust control measures must be in place to minimise dust generation so that detriment is not caused to surrounding areas and residents.

10.2 Dust resulting from all operations including extraction, loading, transport and stockpiling shall be controlled to the satisfaction of an Inspector. The licensee must install any dust control measures to the satisfaction of an Inspector.

11.     NOISE

11.1 Precautions to the satisfaction of an Inspector shall be taken to ensure that noise emissions comply with the provisions of any regulations under the MRD Act as they relate to noise exposure to workmen. Noise emissions measured at any residence within the vicinity of the licensed area shall comply with limits set using the procedures described in State Environment Protection Policy No. N1 (SEPPN-1) or any other limit set under the Environment Protection Act where SEPP N-1 is not applicable.

11.2    The mines are permitted to operate 24 hours per day 7 days per week.

12.     PARKING AREAS

        Parking areas are to be provided within the licensed area for all vehicles used in connection with the operation, including private vehicles used by employees and visitors.

13.     DERELICT AND REDUNDANT PLANT

        All derelict and redundant plant, vehicles, machinery and equipment shall be either:

        . removed from the licensed area and deposited at an appropriate waste disposal site; or

        . properly stored/stockpiled on the licensed area in a location and manner approved by an Inspector.

14.     BUFFER ZONES AND VISUAL SCREENING

14.1 No excavation shall take place within 20 metres of the licence boundary, except that this requirement shall not apply with respect to any common licence boundary with an adjacent mining licence.

14.2 Existing vegetation outside of the area subject to surface disturbance shall be preserved and maintained provided due regard is taken of fire protection arrangements.

14.3 The licensee shall supplement existing vegetation by additional planting to provide a screen for mining and allied operations as required by the rehabilitation plan and any additional plantings as required by an Inspector. The fire protection at the site shall be considered.

14.4 Unless otherwise approved by an Inspector, the licensee shall take precautions to ensure that no species inconsistent with the surrounding vegetation are introduced to the area.

15.     PROGRESSIVE REHABILITATION

15.1 Progressive reclamation will be conducted as per the rehabilitation plan. In addition, any further rehabilitation work will be carried out at the direction of an Inspector.

15.2 As and when directed by an Inspector of Mines, despite any compensation agreements between the licensee and the owner of any private land in the licence, the licensee shall undertake progressive reclamation of land on the area subject to surface disturbance.

16.     FINAL REHABILITATION

16.1 Final reclamation will be in accordance with the rehabilitation plan and any additional requirements as directed by an Inspector.

16.2 Failure to complete works in accordance with the rehabilitation plan or in accordance with the directions of an Inspector, shall constitute grounds upon which the rehabilitation bond may be forfeited either in whole or in part in accordance with Section 83 of the MRD Act.

17.     HERITAGE SITES

17.1 Any significant historic sites or relics that are to be removed shall be accurately mapped and documented prior to the commencement of any mining or allied operations. Such documentation shall be made available to the relevant section of the Department of Natural Resources and the Environment.

17.2 Tenure of this licence does not exempt the holder from the following provisions of the Archaeological and Aboriginal Relics Preservation Act 1972:

        Section 21(1) - "A person who wilfully or negligently defaces or damages or otherwise interferes with a relic or carries out an act likely to endanger a relic shall be guilty of an offence against this Act"; and

        Section 23(1) - "A person who discovers a relic shall forthwith report the discovery .... unless he has reasonable grounds to believe that the relic is recorded in the register ....". Reports in compliance with
        Section 23(1) should be submitted to:

                The Director
                Aboriginal Affairs Victoria
                Department of Human Services
                2nd Floor
                115 Victoria Parade
                FITZROY VIC 3065
                (Telephone (03) 9412 7498)

18.     BUILDINGS

18.1 No buildings shall be erected before any relevant building permits have been obtained.

18.2 All fixed plant and buildings shall be painted or surface treated in a colour to blend with the surroundings to the satisfaction of an Inspector in consultation with the local municipality and in the case of Crown land, Department of Natural Resources and the Environment.

19.     ROYALTY

19.1 Each mining company must pay to the Minister for payment to the consolidated Fund in each financial year an amount equal to the prescribed amount in respect of each gigajoule unit of coal produced from its brown coal workings in the State and used or sold by the company in the last preceding financial year.

19.2 For the purposes of 19.1, a gigajoule unit of coal is a quantity of coal which, when mined, has a net wet specific energy content of 1 gigajoule.

19.3 The net wet specific energy content of coal produced by a company from its brown coal workings and used or sold by the company in a financial year shall be calculated in such manner and in accordance with such method of sampling as is agreed to by the Minister and the company or as is, in default of the agreement, determined by the Governor in Council.

19.4 For the purposes of 19.1, the prescribed amount shall be the amount derived by multiplying $0.0239 by

        Awhere-
        -
        B

                A is the consumer price index number in respect of the relevant quarter; and
                B is the consumer price index in respect of the quarter ending on 30 June 1993.

19.5 The payment of the amount to the Minister under 19.1 shall be made in accordance with the Mineral Resources (Royalties) Regulations 1991.

19.6    In this section-

        "CONSUMER PRICE INDEX NUMBER" means the all groups consumer price index number for Melbourne published by the Commonwealth Statistician in respect of the quarter ending on 30 June in each year or, if that statistic is no longer calculated, the nearest substitute for it;

        "RELEVANT QUARTER" means the quarter ending on 30 June immediately preceding the financial year in relation to which the prescribed amount is being calculated.

20.     REHABILITATION BOND

20.1 The licensee shall lodge with the DNRE a rehabilitation bond as described in Section 80(1) of the Act when required in accordance with these conditions. The bond must be lodged in the form of a bank guarantee issued by a bank licensed under the Banking Act 1959 (Cth).

20.2 The licensee shall be required to lodge that bond upon the licensee ceasing to be a State Owned Corporation and upon being directed to do so by the Minister for Agriculture and Resources.

20.3    The level of this bond has initially been assessed at $15 million.

21.     APPLICATION OF REGULATIONS

21.1 The Mineral Resources (Health and Safety for large Open Cut Mines) Regulations 1995 will apply to the licensee.

21.2    A subsequent Regulations issued under the act will also apply.

                          AUTHORITY TO COMMENCE WORK
                          Sec 42 of the MRD Act 1990



MINING LICENCE NUMBER:                          Mining Licence 5004


NAME(S) OF LICENSEE(S):                         Hazelwood Power Corporation Ltd


ADDRESS(S) OF LICENSEE(S):                      PO Box 195 Morwell Vic 3840


AREA TO WHICH AUTHORITY                         As per workplan dated 1.6.95
TO COMMENCE WORK RELATES:


LOCATION OF LICENCE                             La Trobe Valley








AN AUTHORITY TO COMMENCE WORK IS HEREBY GRANTED









                                ___________________________
                                |                         |
                                |   Date of Registration  |
                                |     ___/_____/___/      |
                                |                         |
                                |   Time of Registration  |
                                |     _________am/pm      |
                                |                         |
                                |     MINING REGISTRAR    |
                                |         MRDA 1990       |
                                |_________________________|

                                  ANNEXURE C


                              GROUNDWATER LICENCE

DRAFT HAZELWOOD LICENCE
________________________________________________________________________________


                                WATER ACT 1989
                                  SECTION 51

                        GROUNDWATER LICENCE NO 20027412
                     (LICENCE TO TAKE AND USE GROUNDWATER)


OBJECTIVE
The objective of this licence is to allow the efficient depressurising of the Morwell open cut mine whilst minimising adverse impacts on the Gippsland Groundwater Basin.

DEFINITIONS
In this licence-

"MINING LICENCE" means a mining licence issued under the provisions of the Electricity Industry Act 1993.

"APPROVED WORK PLAN" means the mining licence work plan applicable to Mining Licence No 5004

"REGIONAL MONITORING PROGRAM" means the monitoring program described in Part B of the approved work plan.

"REHABILITATION PLAN" means a rehabilitation plan approved under the provisions of the Electricity Industry Act 1993.

PREAMBLE
The extraction of groundwater for the purpose of achieving safe and stable conditions in the Morwell open cut mine is authorised under this Groundwater Licence issued by the Minister responsible for the Water Act, 1989. The administration of the licence may be delegated by the Minister to the Gippsland and Southern RURAL Water Authority

The extraction of groundwater at mine sites in the Latrobe Valley results in a regional cone of depression of the groundwater and in ground subsidence.

The monitoring and reporting of regional groundwater and land level trends is to be carried out by the licensee as part of the approved work plan under the Mining Licence.

The Minister or his delegate may set annual charges under this licence to recover the costs incurred in:
 .       ensuring compliance with licence conditions;
 .       assessing and reviewing the regional monitoring program; and
 .       managing and administering the licence.

LICENCE AUTHORISATION

DRAFT HAZELWOOD LICENCE
________________________________________________________________________________


HAZELWOOD POWER CORPORATION LIMITED OF PO BOX 195 MORWELL 3840 is authorised to take and use groundwater subject to the following conditions:

1.   This licence is valid for a period of thirty years from 1 September 1995

2. The licensee is authorised to take and use groundwater to facilitate mining for coal and generation of electrical energy and purposes incidental thereto.

3. The licensee is authorised to extract groundwater from the aquifers at quantities and during the times specified in the First Schedule or on application by the licensee such other quantities and during such other times as from time to time approved by the Minister or his delegate.

4. The licensee may vary the maximum monthly rate of extraction from any particular aquifer or the maximum annual volume to be extracted from any particular aquifer provided that the total monthly rate of extraction and the total annual volume from all aquifers is not exceeded and shall report at monthly intervals such variations as they occur to the Minister or his delegate.

5. The licensee may only take and use groundwater under this licence on the land with respect to which the licensee holds a mining licence for the Hazelwood Power mine.

6.   Annual fee at date of issue $19,300.

7. The licensee shall pay annual charges for the forthcoming year due under the licence in quarterly installments or on an annual basis as agreed between the licensee and the Minister or his delegate.

8. The licensee shall meter all groundwater extractions and shall keep an accurate record of the quantity of groundwater taken or used under this licence and allow the Minister or his delegate to inspect this record during normal business hours and to provide a copy of such record to the Minister or his delegate within seven days of a notice given by post to the licensee at the address contained in this licence.

9. The licensee shall provide to the Minister or his delegate annually details of the location of each bore from which groundwater is extracted under this licence.

10. By the issue of this licence the Minister or his delegate in no way accepts any liability for injury to any party arising as a consequence of any adverse effects that may be deemed to have been caused by the extraction of groundwater under the licence.

11. The licensee shall compensate any person whose existing authorised use of water is adversely and materially affected by the taking of water under this licence. The

DRAFT HAZELWOOD LICENCE
________________________________________________________________________________


     compensation may be either financial or may be constituted by the making available of, or granting access to, water. If the licensee is unable to or unwilling to make compensation by the making available of or granting access to water in the quantities previously enjoyed by the person so affected then the amount of financial compensation payable shall be that as determined by a Valuer nominated by the President of the Victorian Division of the Australian Institute of Valuers and Land Economists (Inc)

12. The licensee shall undertake a regional monitoring program of the nature scope and extent as that previously undertaken by the State Electricity Commission of Victoria as detailed in the approved work plan and the information is to be provided on request to the Minister or his delegate and as required under the work plan.

13. All information obtained from the regional monitoring program belongs to the generation companies, the State Electricity Commission of Victoria and the Minister jointly.

14. The licensee must maintain the existing data bases, and undertake additional work that may be required from time to time by the Minister or his delegate to maintain the effectiveness of the regional monitoring program.

15. If the licensee fails to provide the information required under condition 12 the Minister or his delegate may undertake any necessary work to obtain the information and recover the costs of such work from the licensee.

16. The regional monitoring program and any remedial measures must be incorporated in the approved work plan and the rehabilitation plan to the satisfaction of the Minister or his delegate.

17. The licensee shall comply with the provisions in its mining licence, approved work plan and the rehabilitation plan dealing with the regional monitoring program and remedial action.






                                          PATRICK JOHN MCNAMARA
                                          MINISTER FOR AGRICULTURE AND RESOURCES


                                          DATE

DRAFT HAZELWOOD LICENCE
________________________________________________________________________________

FIRST SCHEDULE

   ____________________________________________________________________________
                      M1 AQUIFER                 M2 AQUIFER
     YEAR    _____________________________________________________  TOTAL ANNUAL
                RATE OF     ANNUAL VOLUME     RATE OF    ANNUAL        VOLUME
               EXTRACTION        ML          EXTRACTION  VOLUME          ML
                ML/MONTH                      ML/MONTH     ML
   ____________________________________________________________________________
     1996         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     1997         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     1998         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     1999         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2000         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2001         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2002         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2003         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2004         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2005         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2006         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2007         367           3,212          1,640     19,680        22,892
   ____________________________________________________________________________
     2008         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2009         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2010         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2011         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2012         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2013         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2014         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2015         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2016         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2017         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2018         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2019         367           3,212          1,606     19,272        22,484
   ____________________________________________________________________________
     2020         367           3,212          1,439     17,268        20,480
   ____________________________________________________________________________
     2021         367           3,212          1,439     17,268        20,480
   ____________________________________________________________________________
     2022         367           3,212          1,439     17,268        20,480
   ____________________________________________________________________________
     2023         367           3,212          1,439     17,268        20,480
   ____________________________________________________________________________
     2024         367           3,212          1,439     17,268        20,480
   ____________________________________________________________________________